UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	December 9, 2005
Safeguard Scientifics, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Pennsylvania

(State or Other Jurisdiction of Incorporation)

1-5620	23-1609753

(Commission File Number)	(IRS Employer Identification No.)

800 The Safeguard Building 435 Devon Park Drive Wayne, PA	19087

(Address of Principal Executive Offices)	(Zip Code)
610-293-0600

(Registrant’s Telephone Number, Including Area Code)
Not applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement
On December 9, 2005, several subsidiaries and affiliated limited partnerships of Safeguard Scientifics, Inc. (hereinafter referred to collectively as “Safeguard”) entered into a Purchase and Sale Agreement (“Agreement”) with HarbourVest VII Venture Ltd. and Dover Street VI L.P. (“Buyers”), pursuant to which, on December 13, 2005, Buyers purchased substantially all of Safeguard’s economic interests in eight TL Ventures and EnerTech Capital Partners private equity funds. The Buyers also assumed approximately $9 million of Safeguard’s remaining unfunded capital commitments to these funds. Safeguard retained certain limited rights and obligations related primarily to its former role as a general partner of some of the funds. The aggregate purchase price was approximately $24 million in cash. Safeguard expects to report a gain on the sale.
Robert E. Keith, Jr., Chairman of Safeguard’s Board of Directors, is the president and chief executive officer of TL Ventures, the management company for the TL funds, and the chairman of the management companies for the EnerTech funds. Mr. Keith also is a partner of the general partners of the funds. The funds did not receive any of the proceeds received by Safeguard, other than reimbursement of customary transaction expenses.
Reference is made to the press release issued by Safeguard on December 13, 2005, a copy of which is attached as Exhibit 99.1.

ITEM 8.01.	Other Events.
On December 13, 2005, Safeguard also announced that Safeguard’s Board of Directors authorized the use of up to $20 million of the proceeds from the sale of Safeguard’s interests in the funds described in Item 1.01 to repurchase a portion of the Safeguard’s 2.625% Convertible Senior Debentures due 2024. The timing of the repurchases will depend on market conditions and may be made from time to time in the open market or in privately negotiated transactions. Reference is made to the press release attached hereto as Exhibit 99.1.

ITEM 9.01.	Financial Statements and Exhibits
(c) Exhibits
     99.1 Press Release dated December 13, 2005
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeguard Scientifics, Inc.
Dated: December 13, 2005	By:	STEVEN J. FEDER
Steven J. Feder
Senior Vice President and General Counsel

Exhibit Index

99.1	Press Release dated December 13, 2005